EXHIBIT 11.1
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               STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
            COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                (UNAUDITED)
               (Amounts in thousands, except per share data)



                                      Three Months Ended  Nine Months Ended
                                         September 30,     September 30,
                                         1999     1998     1999     1998
                                         -----    -----    -----     -----
  Basic and diluted:

  Weighted average shares
   outstanding- basic ...............    9,492    9,488    9,492     9,488
  Assumed exercise of Series A and B
   stock options (Treasury stock method)   - -      - -      - -       - -
                                         -----    -----    -----     -----
  Total common share equivalents -
   diluted ..........................    9,492    9,488    9,492     9,488
                                         =====    =====    =====     =====
  Income (loss) before extraordinary
   item..............................   $ (994) $(1,785)  $ (946)  $(1,866)
  Extraordinary item (Note 8):
     Gain on early extinguishment of
      debt, net of tax effect              - -      - -      - -    11,221
                                         -----    -----    -----     -----
     Net income (loss)                 $ (994) $(1,785)  $ (946)   $ 9,355
                                         =====    =====    =====     =====
  Earnings (loss) per share - basic
   (Note 9)
     Income (loss) before
      extraordinary item                $(0.10) $ (0.19)  $(0.10)  $ (0.19)
     Gain on early extinguishment of
      debt                                 - -      - -     - -       1.18
                                         -----    -----    -----     -----
     Net income (loss) - basic          $(0.10) $ (0.19)  $(0.10)  $  0.99
                                         =====    =====    =====     =====
  Earnings (loss) per share -
   diluted (Note 9)
     Income (loss) before
      extraordinary item               $(0.10) $ (0.19)  $(0.10)   $(0.19)
     Gain on early extinguishment of
       debt                                - -      - -      - -      1.18
                                         -----    -----    -----     -----
     Net income (loss) - diluted       $(0.10) $ (0.19)  $(0.10)   $  0.99
                                         =====    =====    =====     =====


      See notes to consolidated condensed financial statements.
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